Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AstraZeneca PLC:

We consent to the use of our report dated February 6, 2014, with respect to the consolidated statement of financial position of AstraZeneca PLC and subsidiaries as of December 31, 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit Plc

London, United Kingdom
November 22, 2016